Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 6 to the Registration Statement on Form S-1 of PQ Group Holdings Inc. of our report dated June 9, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Reclassification of Class A common stock and stock split as to which the date is September 25, 2017, relating to the financial statements, and financial statement schedule, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

September 25, 2017